UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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The Williams Companies, Inc.

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The Williams Companies, Inc.

On March 20, 2020, The Williams Companies, Inc. announced that our Board of Directors approved the adoption of a stockholder rights agreement (the “Rights Agreement”). We are providing this Supplement to give stockholders additional information about the Board’s reasons for adopting the Rights Agreement, the key features and the feedback from our shareholder engagement.

The Board determined that the adoption of the Rights Agreement is appropriate in light of the extreme market dislocation that has resulted in the company’s stock being fundamentally undervalued. The conditions stemming from the impact of COVID-19 on the economy and the volatility of the oil market have resulted in significant declines in the company’s stock price. The Rights Agreement is intended to enable all Williams stockholders to realize the full value of their equity investment and to reduce the likelihood of those seeking short-term gains taking advantage of current market conditions at the expense of the long-term interests of stockholders or of any person or group gaining control of Williams through open market accumulation or other tactics (especially in volatile markets) without paying an appropriate control premium. The key terms of the Rights Agreement include:

Limited duration. The Rights Agreement will expire without any further action by the Board on March 20, 2021.

Full exemption of passive investors. Stockholders who are holding Williams common stock without a plan or an intent to change or influence the control of the company, including our largest institutional investors that file Schedule 13Gs, are exempt from the Rights Agreement.

5% trigger threshold for exercising the right. The rights become exercisable only if a person or group acquires beneficial ownership (as defined in the Rights Agreement) of 5% or more of Williams common stock unless exempted under the Rights Agreement (including in the case of a transaction approved by the Board).

The company has, as of the date of this supplement, reached out to all of our major stockholders regarding our rights plan. Most of the stockholders we have engaged with to date have informed us that they understand the need for the adoption of our Rights Agreement in the context of the highly unusual and extreme circumstances that led to the current severe market conditions and the need to protect the interests of the company and its long-term stockholders. Some of our stockholders have even expressed outright support for the Rights Agreement, while others who generally have reservations about rights plans have acknowledged that these circumstances and/or the limited duration of our rights plan mitigate their concerns about it.